Gentor Resources

PRESS RELEASE

GENTOR RESOURCES COMMENCES

DRILLING AT ITS OMAN COPPER PROJECTS

Toronto, Canada – July 6, 2010 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB – “GNTO.OB”) is pleased to announce that drilling for massive sulphide copper has commenced on its Oman properties.  An initial 5,000 metre drilling program is underway to test a portion of the 56 targets which were identified by the airborne VTEM survey flown in March/April 2010.

This initial drill program is designed to test between 10 and15 of the highest priority targets, which have been ranked on the basis of:

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strength and size of the VTEM (conductive) anomaly;

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proximity to the most favorable stratigraphic position as represented by the contact between V1-1 and V1-2 extrusive basaltic units (representing a specific time horizon);

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proximity to perpendicular sea-floor faulting; such faults often form feeder channels for massive sulphides in the sea-floor spreading environment;

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association with metalliferous sediments (or “umbers”) and cherts, which can develop along strike from volcanogenic massive sulphide lenses on the sea-floor;

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surface gossans and the occurrence of copper as malachite and azurite principally at outcrop; and

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alteration of the basaltic units with silicification, chlorite, epidote and pyrite (iron staining).

The Company is in the process of commissioning a technical report as to its Oman Properties which is expected to be completed later in 2010.

About Gentor Resources, Inc.

Gentor Resources Inc. is a US-based mineral exploration and development company whose projects include a molybdenum-tungsten-silver property in East Central Idaho and copper properties in the Sultanate of Oman. The Company’s strategy is to create shareholder value by developing highly prospective mineral properties around the globe, with current focus in the Sultanate of Oman and the United States.

Cautionary Note Regarding Forward Looking Statements

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “understands,” “intends,” “estimates,” “projects,”  “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could,” or “should” occur. Information inferred from the interpretation of exploration and/or drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.

For further information, please visit our website at www.gentorresources.com, or contact: Dr Peter Ruxton, President & CEO, Kent, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice-President, Toronto, Ontario, Tel: (416) 366-2221 or 1 (800) 714-7938.